UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Soliciting Material Under Rule 14a-12

USA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

S.A.V.E. PARTNERS IV, LLC
LOCKE PARTNERS I LLC
JOHN S. IOANNOU
AJOY H. KARNA
RODMAN K. REEF
ANDREW SALISBURY
CRAIG W. THOMAS
BRADLEY M. TIRPAK
GEORGE WALLNER
JAMES W. STUCKERT REVOCABLE TRUST U/A DTD 2/10/86 AMENDED & RESTATED 2/7/07
DIANE V. STUCKERT REVOCABLE TRUST U/A DTD 8/7/03
JAMES W. STUCKERT
DIANE V. STUCKERT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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S.A.V.E. Partners IV, LLC, together with the other Participants named herein (“SAVE”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2012 annual meeting of shareholders (the “Annual Meeting”) of USA Technologies, Inc. (“USAT”).  SAVE has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On May 30, 2012, S.A.V.E. Partners IV, LLC issued the following press release.  The press release contained a letter to shareholders of USAT also issued on May 30, 2012:

SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT (SAVE)
ISSUES LETTER TO SHAREHOLDERS OF USA TECHNOLOGIES, INC.

SAVE Urges Shareholders to Support Change by Voting the GOLD Proxy Card
to Elect SAVE’s Seven Highly-Qualified Nominees to the USAT Board

GREENWICH, CT, May 30, 2012  – S.A.V.E. Partners IV, LLC, its nominees and certain other shareholders are members of a group (“SAVE”) that collectively owns 3,172,039 shares of common stock of USA Technologies, Inc. (“USAT” or the “Company”) (NASDAQ: USAT), representing approximately 9.7% of the Company’s outstanding shares.  Today, SAVE issued the following letter to shareholders:

May 30, 2012

ENCLOSED PLEASE FIND SAVE’S PROXY MATERIALS AND GOLD PROXY CARD

USA Technologies, Inc. Annual Meeting – June 28, 2012

Dear Fellow Shareholders:

S.A.V.E. Partners IV, LLC, its nominees and certain other shareholders are members of a group (“SAVE”) that collectively owns 3,172,039 shares of common stock of USA Technologies, Inc. (“USAT” or the “Company”), representing approximately 9.7% of the Company’s outstanding shares. SAVE is the Company’s largest shareholder and our interests are closely aligned with yours.  We have nominated seven highly-qualified candidates to USAT’s Board of Directors who we believe have the experience to fix and grow the Company’s business and will be superior long-term stewards of your investment.

WE BELIEVE THE CURRENT USAT BOARD HAS A FLAWED OPERATING PLAN AND HAS OVERSEEN A SIGNIFICANT DETERIORATION OF SHAREHOLDER VALUE IN THE PAST YEAR

•
USAT’s stock price declined by more than 57% between May 31, 2011 and March 9, 2012, the last trading day before S.A.V.E. Partners IV, LLC commenced its recent purchases of USAT shares.1  In our view, any uptick in the stock price after that date is likely due to SAVE’s purchasing activity and the announcement that we nominated seven highly-qualified candidates for election to the USAT Board.

•
USAT continues to burn through significant cash.  In the first nine months of fiscal 2012, USAT has depleted the cash on its balance sheet by more than 50%.2  We are concerned that continued negative cash flows may lead to additional shares being issued, diluting current shareholders and contributing to further deterioration of the share price.

•
We do not believe USAT’s JumpStart Program is supported by a sound business plan.  In fiscal 2012 to date, the Company has reported that the number of devices connected3 to its network has gone from 119,000 on June 30, 2011 to approximately 155,000 currently.4  Yet the stock price has gone in reverse.5  The JumpStart Program, which provides hardware at no upfront cost but generally does not require customers to make a long-term commitment, is not translating into profits and, in our view, does not provide an adequate return on investment in its current form.

•	We believe the Company’s technology must be significantly upgraded or its ability to remain competitive in the future will be seriously jeopardized.

PLEASE VOTE THE GOLD PROXY CARD TO CHANGE THE USAT BOARD

We believe the Company’s current Board of Directors lacks the appropriate skills and sense of urgency to make USAT a success. Therefore, we have nominated seven highly-qualified individuals who are ready to act in the interests of all USAT shareholders. For instance, one of our nominees, George Wallner, founded Hypercom Corporation, which he grew to one of the largest credit card terminal companies in the world.  Hypercom had a history of introducing innovative new hardware and processing services, and the company achieved revenues of over $250 million under Mr. Wallner’s leadership.  SAVE believes each of our nominees brings experience in a vital aspect of the Company’s operations.  We believe their experience and expertise are critical to fixing the Company and increasing the value of USAT’s stock.

FROM MAY 31, 2011 TO MARCH 9, 2012, USAT’S STOCK PRICE DECREASED MORE THAN 57%!

We urge you to review the Company’s long-term operational, financial and share price performance.

SAVE HAS A BUSINESS PLAN TO INVIGORATE THE COMPANY

We encourage you to read the enclosed proxy statement and our future communications to learn more about our business plan.  SAVE believes USAT has significant potential and we are passionate about improving the business model and creating a profitable business. However, we believe USAT requires a new direction and a new Board.  Here are key goals of our business plan:

•
Develop New Hardware – Develop lower cost hardware and develop higher functioning terminals to enable the Company’s customers to take advantage of the rapidly changing mobile payments market and increase the return on investment for all stakeholders, including by accelerating the timetable for achieving adequate returns on the JumpStart Program;

•	Increase Processing Profits – Reduce costs and increase profitability in the transaction processing segment;

•	Launch Vending Route Management and Other Value-Added Services – Develop services to help customers use data to optimize their vending routes and increase their profitability;

•
Expand Internationally – Distribute the Company’s products on a global scale. According to a report by Global Industry Analysts, Inc., the worldwide installed base of vending machines is expected to reach 35 million units by 2015;

•
Cut Costs – Cut costs and reinvest savings into the business to pursue the above initiatives.  SAVE has identified what it believes to be significant potential cost savings, including terminating the legal services of Douglas M. Lurio, who is also a Board member, consolidating office space and eliminating the automobile allowance for senior executives.

SAVE believes so strongly in the potential of the Company under a new Board, it has invested over $3.5 million in USAT in the past two plus months.

SAVE’s business plan may change subject to our nominees’ fiduciary duties to shareholders, if elected.

PLEASE VOTE THE GOLD PROXY CARD TO HELP US FIX THE COMPANY

WE BELIEVE USAT SHAREHOLDERS HAVE AN OPPORTUNITY TO ELECT A SIGNIFICANTLY UPGRADED BOARD OF DIRECTORS THAT IS BETTER QUALIFIED TO LEAD THE COMPANY

SAVE has nominated seven highly-qualified individuals with the specific experience we believe is needed to implement a successful and profitable business plan at USAT.  Our nominees possess specific expertise in hardware, transaction processing, vending, finance and international sales:

•
George Wallner founded Hypercom Corporation, a global payment technology provider that offered high security end-to-end electronic payment products, software solutions and services. Under his leadership, Hypercom frequently launched new hardware products and services and grew to over $250 million in revenues, becoming one of the largest credit card terminal companies in the world.  Mr. Wallner was also a strategic advisor to Roam Data, a provider of smart-phone based electronic payments technology and services.

•
Rodman K. Reef was Chairman and Chief Executive Officer of Citishare Corporation, a subsidiary of Citigroup Inc. engaged in the retail electronic payments business.  Mr. Reef has participated on the boards and advisory committees of NYCE, Visa, MasterCard’s and Europay’s Maestro, The Clearing House’s Payments Company and the Electronic Funds Transfer Association, a payments industry trade association.  Mr. Reef has extensive experience in the payment industry, including high volume transaction processing, and regulatory affairs.

•
John S. Ioannou is the former President of Next Generation Vending, LLC, a leader in vending services for the Northeast region with over 25,000 vending machines. Mr. Ioannou led the turnaround of Next Generation, a customer of USAT, and spearheaded its efforts to apply vending route management technology to increase route operation efficiency and reduce the number of out-of-stock machines. Mr. Ioannou has vast knowledge of the vending industry, experience building a growth company and an extensive technology background.

•
Ajoy H. Karna served in various senior-level finance and strategic capacities at PepsiCo, Inc., including Senior Vice President, Finance of Frito Lay, Inc. and Senior Vice President, Mergers and Acquisitions at PepsiCo Corporate.  Mr. Karna has broad strategic and operational experience in the food, beverage and vending industries and valuable capital markets and finance experience.

•
Andrew Salisbury is the former Chief Executive Officer of Corsidian, which was one of the largest distributors of customer contact solutions in Latin America before it was sold to Aspect Software in July 2011.  Mr. Salisbury is currently CEO of Videlica, a technology developer and distributor providing innovative solutions for customer contact and communication.

•
Craig W. Thomas co-founded and is a managing member of Shareholder Advocates for Value Enhancement, and is a former portfolio manager at S.A.C. Capital Advisors and financial analyst at Rainwater Inc.  Mr. Thomas serves on the board of directors of Direct Insite Corp. and previously served on the boards of Laureate Education, Inc. and WCI Communities, Inc.  Mr. Thomas has extensive experience as an investor and as a director of public companies.

•
Bradley M. Tirpak co-founded and is a managing member of Shareholder Advocates for Value Enhancement, and is a former portfolio manager at Sigma Capital Management and Caxton Associates and Vice President at Credit Suisse First Boston. Prior to working in the financial industry, Mr. Tirpak founded a profitable telecommunications company providing services in the U.S., Mexico and Latin America. He has extensive experience as an investor, is a former member of the Company’s Board, and has a comprehensive understanding of the Company’s business.

A VOTE ON THE GOLD CARD IS A VOTE FOR A NEW BOARD TO HELP FIX THE COMPANY

We believe that when you compare the qualifications of our nominees versus those of the Company, you will find that our nominees are better qualified and have more relevant experience to execute a business plan to make the Company profitable. All of our nominees are committed to the ultimate goal of making USAT a success and maximizing value for every shareholder.

SAVE BELIEVES URGENT CHANGE IS NEEDED ON THE BOARD

We believe the Company will continue to spend shareholders’ money to protect the status quo. SAVE believes USAT has significant potential and we are passionate about growing the business.  In our view, in order to realize that potential and maximize value for all shareholders, USAT requires a new direction and a new Board.

SAVE is the largest shareholder of the Company and our interests are closely aligned with yours.  SAVE has nominated seven extremely qualified individuals to the Board who are committed to implementing our business plan and working hard to improve the value of your investment.

PLEASE VOTE THE GOLD PROXY CARD TO SUPPORT OUR BUSINESS PLAN

We appreciate your support.  SAVE urges shareholders NOT to respond to any solicitation made by USAT’s Board of Directors and NOT to return USAT’s white proxy card, even as a protest vote against current management. Even if you have voted a white proxy card, you have every right to change your vote by returning a later dated GOLD proxy card.  Please vote each and every GOLD proxy card you receive.   You can learn more about SAVE and our highly-qualified Board candidates at www.SAVEUSAT.com. If you have any questions, please call Morrow & Co., LLC at (203) 658-9400 or toll-free at (800) 662-5200 or e-mail info@saveusat.com.

Sincerely,

Bradley M. Tirpak                                                                Craig W. Thomas

PLEASE VOTE THE GOLD PROXY CARD TODAY

www.SAVEUSAT.com

If you have any questions, please call Morrow & Co., LLC at (203) 658-9400 or toll-free at (800) 662-5200 or e-mail info@saveusat.com.

1 USAT’s stock closed at $2.30 on May 31, 2011 and $0.97 on March 9, 2012, the last trading day before S.A.V.E. Partners IV, LLC commenced its recent purchases of USAT shares.
2 USAT had approximately $13.0 million of cash and cash equivalents as of June 30, 2011 and approximately $6.2 million of cash and cash equivalents as of March 31, 2012.
3 “An ePort connection does not necessarily mean that the unit is actually installed by the customer on a vending machine, or that the unit has begun processing transactions, or that the Company has begun receiving monthly service fees in connection with the unit.“ – USAT Form 10-Q for the quarter ended March 31, 2012
4 Approximately 58% of the new units added through March 31, 2012 are attributable to USAT’s JumpStart Program, based on disclosure in the Company’s Forms 10-Q.
5 USAT’s stock price has declined over 36% in fiscal 2012 from $2.22 on June 30, 2011 to $1.42 on May 29, 2012.

Contact:
Morrow & Co., LLC
Tom Ball
John Ferguson
(203) 658-9400
(800) 662-5200

INFO@SAVEUSAT.COM

www.SAVEUSAT.com